Messineo & Co., CPAs LLC 2471 N McMullen Booth Rd, Suite. 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, Amendment 1, is a part, of the report dated December 31, 2013 relative to the financial statements of Northern Wind Energy Corp. as of December 31, 2012, 2011 and for the period January 18, 2008 (date of inception) through December 31, 2012.
We also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Messineo & Co., CPAs, LLC

Messineo & Co., CPAs, LLC
Clearwater, FL
January 6, 2014